FOR IMMEDIATE RELEASE
---------------------

                      Duckwall-ALCO Stores, Inc. Announces
                                 Store Closings


Abilene, Kan. (March 17, 2005) - Duckwall-ALCO Stores, Inc. (Nasdaq: DUCK) announces that, as part of its initiatives designed to improve performance of the Company for its shareholders, it will be closing 20 stores (8 ALCO's and 12 Duckwall's) that do not meet the Company's minimum return on investment threshold.

The process to close these stores will begin immediately and the Company expects it will take approximately three months to complete. Duckwall-ALCO has engaged Gordon Brothers Retail Partners, LLC to assist in the orderly inventory liquidation and to help minimize the total cost of closing these stores. The Company's primary lender, Fleet Retail Group, Inc., has consented to these closings. The Company estimates that pursuant to these store closings, it will liquidate approximately $6.5 million of inventory. Of the stores being closed, the Company owns the property on which 2 ALCO stores are located and leases the properties for the remaining 18 stores.

The Company anticipates that the aggregate cost to close these stores, before income taxes, will be in the range of $3,800,000 to $4,800,000. The majority of that expense will be recorded in the 1st and 2nd quarters of the current fiscal year (2006). The 20 stores that are closing produced gross sales of $19.9 million in fiscal year 2005.

Dick Mansfield, Chief Financial Officer of Duckwall-ALCO, stated, "While we understand the impact on these communities and our associates, these stores were not performing at our minimum return on investment standards, so we made the very difficult decision to close them. On behalf of our Company, I would like to thank our customers for their patronage and our associates for their hard work and dedication over the years."

The Company employs approximately 260 associates in the stores being closed and those associates willing to relocate within the Company will be given consideration.

Duckwall-ALCO Stores, Inc. is a leading regional retailer that specializes in offering a wide variety of products at reasonable prices to the underserved communities of America. Founded in 1901 by A.L. Duckwall as a general merchandising operation in Abilene, Kan., Duckwall-ALCO is known for its convenient locations and for its friendly, personal service. Prior to closing these stores, the Company has 266 stores in 21 states across the central United States, operating under two names, ALCO and Duckwall. ALCO discount stores offer a full line of merchandise, while Duckwall variety stores serve smaller communities, offering a smaller selection.

This press release contains forward-looking statements, as referenced in the Private Securities Litigation Reform Act of 1995 (the "Act"). Any forward-looking statements are made by the Company in good faith, pursuant to the safe-harbor provisions of the

Act. These forward-looking statements reflect management's current views and projections regarding economic conditions, retail industry environments and Company performance. Factors, which could significantly change results, include but are not limited to: sales performance, expense levels, competitive activity, interest rates, changes in the Company's financial condition and factors affecting the retail category in general. Additional information regarding these and other factors may be included in the Company's quarterly 10-Q filings and other public documents, copies of which are available from the Company on request.

                         For more information, contact:
                                 Dick Mansfield
          Vice President/Finance, Treasurer and Chief Financial Officer
                              785-263-3350 ext. 286
                         email: dmansfield@duckwall.com
                                -----------------------
                                       or
                                  Debbie Hagen
                               Hagen and Partners
                                  913-652-6547
                       email: dhagen@hagenandpartners.com